TRINITY ENERGY RESOURCES, INC.


                               First Amendment to
           Certificate of Designation, Powers, Preferences and Rights
                                     of the
              1999 Series of Convertible Redeemable Preferred Stock

                                ($.001 Par Value)
                       Liquidation Value $10.00 Per Share
                              ____________________

                      Pursuant to Section 78.195(6) of the
                     Corporation Law of the State of Nevada
                              ____________________

     The undersigned, President of TRINITY ENERGY RESOURCES, INC., a Nevada Corporation (hereinafter called the "Company") does hereby certify as required by NRS 78.195 and 78.1955(3) that the following resolution has been duly adopted by the Board of Directors of the Company:

     WHEREAS, on March 17, 1999 the Board of Directors adopted a resolution designating the 1999 Series of Convertible Redeemable Preferred Stock and on such date filed a designation with the Nevada Secretary of State;

     WHEREAS, it has been determined that the designation filed was a draft of the proposed series and not the final designation, as adopted by the Board;

     WHEREAS, it is desirable to amend the erroneously filed draft designation to conform it to the final designation adopted by the Board;


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     WHEREAS,  the  amendment  of  the  draft designation has been approved by a majority in interest of the holders of the 1999 Series of Convertible Redeemable Preferred Stock as required by NRS 1955(3);


     NOW, THEREFORE, BE IT RESOLVED, that pursuant to authority expressly granted to and vested in the Board of Directors of the Company (the "Board of Directors") by the provisions of the Certificate of Incorporation, as amended (hereinafter the "Certificate of Incorporation") of the Company, the previously filed designation of the 1999 Series of Convertible Preferred Stock is hereby amended to read as follows:

     1.     DESIGNATION.

     The designation of the said series of the Preferred Stock shall be the "The 1999 Series of Convertible Redeemable Preferred Stock" (the "1999 Series").

     2.     NUMBER  OF  SHARES;  PAR  VALUE;  STATED  CAPITAL.

     The number of shares of the 1999 Series shall be limited to 1,600,000. The shares of the 1999 Series shall be issued as full shares and shall have a par value of $.001 per share. Notwithstanding the par value of $.001 per share, the stated capital shall be $10.00 per share and each share thereof shall be validly issued, fully paid and nonassessable upon receipt by the Company of legal consideration in an amount determined by the Company's Board of Directors to be at least equal to such stated value.

     3.  RELATIVE  SENIORITY.

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     The  1999  Series  shall  rank  senior  in  all  respects  to shares of the
Company's single class of Common Stock and to any other class or series of capital stock which is designated as ranking, in respect of the right to participate in the payment of dividends or other distributions or in distributions made upon any dissolution or other winding up of the Company's legal existence and the associated liquidation of its assets, junior to the 1999 Series("Junior Stock").

     4.     VOTING.

     The 1999 Series shall have voting rights. For voting purposes, such series shall be considered part of the Common Shares and shall vote with the Common Stock, rather than as a separate class or series of Preferred Stock. Each share of the 1999 Series shall have forty votes per share.

     5.     DIVIDENDS.

     The holders of the 1999 Series shall be entitled to receive, out of any funds of the Company at the time legally available for the declaration of dividends, an annual dividend with respect to each share owned calculated at a rate equal to seven percent (7%) of the stated value thereof (subject to appropriate adjustment for any stock split, whether forward or reverse, or similar transaction with respect to the 1999 Series. Such dividend shall accrue cumulatively, on a day-to-day basis from the date of issuance of each share, and whether or not the dividend has been declared or there are profits, surplus or other funds of the Company legally available for payment of dividends. Each such dividend shall be payable on the first day of January, April, July and October (unless such day is not a business day, in which event on the next succeeding business day) (each a Dividend Payment Date).

     6.     LIQUIDATION.

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     In  the  event of a liquidation, dissolution, or winding up of the Company, whether voluntary or involuntary, after payment or provision for payment of the debts and other liabilities of the Company and before any distribution shall be made to the holders of Junior Stock, the holders of shares of 1999 Series shall be entitled to receive out of the net assets of the Company, whether such assets are capital or surplus of any nature, in exchange for the tender and cancellation of each share of the 1999 Series, the sum of Ten Dollars ($10.00) per share, and, in addition to such amount, a further amount equal to the dividends declared but unpaid and accumulated thereon, to the date of such distribution, and no more, before any payment shall be made or any assets distributed to the holders of shares of Common Stock. If upon such liquidation, dissolution, or winding up, whether voluntary or involuntary, the net assets distributed among the holders of the 1999 Series shall be insufficient to permit the payment to such shareholders of the full preferential amounts, then the entire assets of the Company to be distributed shall be distributed ratably among the holders of the 1999 Series. For purposes of this Section, the voluntary sale, lease, conveyance, exchange or transfer, for any form of consideration, of all or substantially all of the property or assets of Company, or the consolidation by the Company with, or its merger with and into, one or more corporations, shall be deemed to be a voluntary or involuntary liquidation, dissolution, or winding up of the affairs of the Company.

     7.     REQUIRED  REPURCHASE  (PUT).

     Commencing twelve (12) months from the date of issuance of each share of the 1999 Series, the holders of the 1999 Series shall have the right to require that the Company repurchase the shares of such 1999 Series, as provided herein. Such right shall be exercisable at any time after such twelve months and from time to time, subject to the following restrictions and limitations:


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     (a) The  repurchase  price (Put price)  shall be  calculated  as the stated
     capital, Ten Dollars ($10.00) per share, plus a premium calculated as (1) twelve percent (12%) per annum of the stated capital prorated for the period from the date of issuance of the shares being put, less (2) any dividend declared and paid.

     (b) Shares put for repurchase shall be repurchased, within ten (10) business days following receipt of the put. Puts shall be made by transmittal to the Company of certificates for sufficient shares to cover the put being made, together with a written demand specifying the number of shares being put. The Company shall transmit the certificate(s) to the Company's transfer agent with appropriate instructions to return to the holder the shares in excess of those being put.

     (c) The Company shall repurchase shares strictly in the order in which repurchase demands (puts) are made, using the date and time of receipt by the Company to determine priority.

     (d) Shares of the 1999 Series which are repurchased shall, unless the Board of Directors shall otherwise determine, become treasury stock, subject to resale and reissuance. The Board of Directors may determine that all certificates for the shares of the 1999 Series surrendered for repurchase as provided herein shall resume the status of authorized but unissued shares of Preferred Stock.

     8.     REDEMPTION.

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     (a)  At  any  time  after  June 30, 1999, the Company, at the option of the
Board of Directors, may redeem the whole of, or from time to time may redeem any part of, the 1999 Series on any dividend date by either (i) paying in cash therefor a sum calculated as (1) the stated capital, Ten Dollars ($10.00) per share, plus (2) a redemption premium equal to twelve percent (12% per annum on the stated capital calculated from the date of issuance of each share being redeemed, less (3) any dividends declared and paid.

     (b) In case of the redemption of a part only of the outstanding shares of the 1999 Series, the Company shall designate, as the Board of Directors may determine, the shares to be redeemed, or shall effect such redemption by lot or pro rata. At least 30 days' previous notice by mail, postage prepaid, shall be given to the holders of record of the shares to be redeemed. A holder of any shares of the 1999 Series called for redemption shall have the right to convert such shares to Common Stock upon the terms and conditions provided in Section 9, following.

     (c) All certificates for the shares of the 1999 Series surrendered for redemption as provided herein shall resume the status of authorized but unissued shares of Preferred Stock.

     9.     CONVERSION.

     The shares of 1999 Series shall, after June 30, 1999, at the option of the respective holders thereof, be convertible into fully paid and nonassessable Common Shares of the Company, upon certain terms and conditions, at any time and from time to time, except that any of such 1999 Series shares which have been called for redemption shall be convertible up to and including, but not after, the close of business on the tenth (10) day prior to the redemption date.


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     (i) In order to exercise the conversion privilege, the holder of any of the shares of the 1999 Series to be converted shall surrender the certificate or certificates therefor to any transfer agent of the Company for such shares, duly endorsed in blank for transfer with the signature Medallion guaranteed, accompanied by written notice of election to convert such shares or a portion thereof executed on the form set forth on such certificates or on such other form as may be provided form time to time by the Company.

          As soon as practicable after the surrender of such certificates as provided above, the Company shall cause to be issued and delivered, at the office of such transfer agent, to or on the order of the holder of the certificates thus surrendered, a certificate or certificates for the number of full shares of Common Stock issuable hereunder upon the conversion of such shares of the 1999 Series. Such conversion shall be deemed to have been effected on the date on which the certificates for such shares of the 1999 Series have been surrendered as provided above, and the person in whose name any certificate or certificates for Common Stock are issuable upon conversion shall be deemed to have become on such date the holder of record of the shares represented thereby.

     (ii) The shares of 1999 Series shall be convertible into Common Shares of the Company at a conversion price equal to Twenty-five Cents ($.25) per share of Common Stock taking each share of the 1999 Series at Ten Dollars ($10.00) per share, so that each such share shall be convertible into forty
     (40) Common Shares.


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     (iii) Earned and declared but unpaid  dividends on the 1999 Series shall be convertible in the same manner and on the same terms as the stated capital of $10.00; i.e., at the rate of $.25 per share of Common Stock. No fractional shares or scrip shall be issued; if any interest in a fractional share of Common Stock would otherwise be deliverable upon the conversion of any of the declared but unpaid dividends on the 1999 Series the Company shall make adjustment for such fractional share interest by payment to the converting shareholder of cash in an amount bearing the same ratio to $.25 as the fractional interest to which the converting shareholder would otherwise be entitled bears to a whole share of Common Stock. Dividends not declared, whether or not there are any profits, surplus or other funds of the Company legally available for the payment of dividends, earned shall be canceled and deemed waived by the conversion.


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     (iv) In case of the voluntary  dissolution,  liquidation,  or winding up of the Company, all conversion rights of the holders of shares of 1999 Series shall terminate on a date fixed by the Board of Directors, but not more than thirty (30) days prior to the record date for determining the holders of the Common Shares entitled to receive any distribution upon such dissolution, liquidation or winding up. The Company shall cause notice of the proposed action, and of the date of termination of conversion rights, to be mailed to the holders of record of shares of the 1999 Series not later than thirty (30) days prior to the date of such termination, and shall promptly give similar notice to each transfer agent for such Preferred Stock and for the Common Stock.

     (v) As long as any of the shares of the 1999 Series remain outstanding, the Company shall take all steps necessary to reserve and keep available a number of its authorized but unissued shares of Common Stock sufficient for issuance upon conversion of all such outstanding shares of the 1999 Series, and for issuance in exchange for all declared but unpaid dividends on the 1999 Series.

     (vi) All certificates for the shares of the 1999 Series surrendered for conversion as provided herein shall resume the status of authorized but unissued shares of Preferred Stock.

     (vii) The exercise of the conversion privilege shall be subject to such regulations, not inconsistent with the foregoing provisions of this paragraph, as may from time to time be adopted by the Board of Directors of the Company.

     (viii) All shares of Common Stock issued upon the conversion of the shares of the 1999 Series shall be validly issued and outstanding, and fully paid and nonassessable.

     10.     NO  PREEMPTIVE  RIGHTS.

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     No holder of any shares of the 1999 Series, as such, shall be entitled as a matter of right to subscribe for or purchase any part of any new or additional issue of shares of any class or series, junior or senior thereto, or securities convertible into, exchangeable for, or exercisable for the purchase of, shares of any class or series, junior or senior, whether now or hereafter authorized, and whether issued for cash, property, services, by way of dividends, or otherwise.

     IN WITNESS WHEREOF, the Company has caused this Amendment to the Certificate of Designation to be duly executed on its behalf by its undersigned President and attested to by its Secretary this 24th day of January, 2000.

                                    TRINITY ENERGY RESOURCES, INC.

ATTEST:
[Corporate  Seal]

                                    By:  /S/  Thomas C. O'Dell
                                    ---------------------------------
                                         Thomas C. O'Dell,  President


/S/  John  W.  Mahoney
-----------------------------
John  W.  Mahoney,  Secretary



                                 ACKNOWLEDGMENT

STATE  OF  TEXAS     :
                     :ss
COUNTY  OF  HARRIS   :



                                 ACKNOWLEDGEMENT

     Personally appeared before me, a notary public in and for said County and State, Thomas C. O'Dell, known to me or duly proved to me, who stated that he was the President of Trinity Energy Resources, Inc., a Nevada corporation, and he acknowledged that he had executed the Amendment to the Certificate of Designation on behalf of such corporation for the purposes stated therein.





My  Commission  Expires:


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